EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

PITTSBURGH–March 11, 2014 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported adjusted earnings of $0.27 per share for the 13 week period ended February 1, 2014, compared to adjusted earnings of $0.55 per share for the 14 week period ended February 2, 2013. GAAP earnings of $0.05 per share include non-GAAP charges of ($0.22) per share, which are outlined in the accompanying GAAP to Non-GAAP reconciliations. This compares to GAAP earnings of $0.47 per share last year.

The company also announced adjusted earnings of $0.74 per share for the 52 week period ended February 1, 2014, compared to adjusted earnings from continuing operations of $1.39 per share for the 53 week period ended February 2, 2013. GAAP earnings of $0.43 per share include non-GAAP charges of ($0.31) per share, which are outlined in the accompanying GAAP to Non-GAAP reconciliations. This compares to GAAP earnings from continuing operations of $1.32 per share last year. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Interim CEO stated, “The Company’s results in 2013 were highly disappointing. While tough macro conditions have persisted in our retail sector, our merchandise and overall customer experience fell short of expectations. We’re taking steps to bring greater focus and excitement to our product offering and better engage our core customers. Our brands remain incredibly strong and I’m confident in our ability to execute the strategic plan and resume long-term profitable growth.”

The following discussion is based on Non-GAAP results, which exclude the adjustments presented in the accompanying GAAP to Non-GAAP reconciliations.

Fourth Quarter 2013 Non-GAAP Results

•	Total net revenue for the 13 weeks decreased 7% to $1.04 billion from $1.12 billion for the 14 week period last year. Consolidated comparable sales for the 13 weeks decreased 7% over the same 13 week period last year. This follows a 4% comparable sales increase last year.

•	Gross profit decreased 28% to $332 million and decreased 930 basis points to 31.9% as a rate to revenue. The decrease was primarily the result of increased promotional activity and the deleverage of rent on negative comparable sales.

•	Selling, general and administrative expense of $216 million decreased 15% and leveraged 190 basis points to 20.7% as a rate to revenue. Lower incentive costs and a planned reduction in advertising drove the majority of the decline.

•	Operating income decreased 52% to $86 million. The operating margin decreased 770 basis points to 8.2%.

•	Adjusted EPS of $0.27 compares to $0.55 last year, a 51% decrease.

Fiscal 2013 Non-GAAP Results

•	Total net revenue for the 52 weeks decreased 5% to $3.31 billion from $3.48 billion for the 53 week period last year. Consolidated comparable sales for the 52 weeks decreased 6% over the same 52 week period last year. This follows a 9% increase last year.

•	Gross profit decreased 18% to $1.14 billion and decreased 540 basis points to 34.6% as a rate to revenue, primarily as a result of higher promotional activity and the deleverage of rent on negative comparable sales.

•	Selling, general and administrative expense of $789 million decreased 5%, and deleveraged 10 basis points to 23.9% as a rate to revenue. The decrease resulted primarily from lower incentive costs, offset by higher store payroll and corporate salaries.

•	Operating income decreased 47% to $234 million. The operating margin decreased 550 basis points to 7.1%.

•	Adjusted EPS of $0.74 compares to $1.39 last year, a 47% decrease.

Inventory

Total merchandise inventories at the end of the fourth quarter declined 12% to $292 million compared to $332 million last year. At cost per foot, inventory decreased 16%, driven by a change in ownership terms. Excluding the change in ownership terms, ending inventory at cost per foot increased in the high single-digits, compared to an 8% decline last year. First quarter 2014 ending inventory at cost per foot is expected to decline in the mid single-digits.

Capital Expenditures

In 2013, capital expenditures totaled $278 million, which was above earlier expectations due in part to the timing of investments in our new distribution center and related systems to support omni-channel. For fiscal 2014, the company expects capital expenditures of approximately $230 million. Nearly half of the capital spending plan is for new and upgraded systems, the completion of the distribution center and omni-channel projects, while the rest relates to store upgrades, as well as factory and international store expansion plans.

Real Estate

In 2013, total square footage increased 5%. The company opened 64 stores, including 39 factory stores, six stores in Mexico and seven stores in China and Hong Kong. The company closed 42 stores, including 29 aerie stand alone locations. For additional fiscal 2013 actual and fiscal 2014 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $429 million compared to $631 million last year.

First Quarter Outlook

Business conditions remain challenging, with severe winter weather contributing to weak demand. Based on a high single-digit decline in comparable sales, management expects first quarter EPS to be approximately breakeven compared to adjusted EPS of $0.18 last year. The guidance excludes potential asset impairment and restructuring charges.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 69 licensed international franchise stores in 12 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter 2014 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 1, 2014	February 2, 2013
	(unaudited)

ASSETS
Cash and cash equivalents	$418,933	$509,119
Short-term investments	10,002	121,873
Merchandise inventory	291,541	332,452
Accounts receivable	73,882	46,321
Prepaid expenses and other	83,724	73,805
Deferred income taxes	45,478	58,230

Total current assets	923,560	1,141,800

Property and equipment, net	637,417	509,633
Intangible assets, net	49,271	38,136
Goodwill	13,530	11,484
Non-current deferred income taxes	24,835	31,282
Other assets	45,551	23,718

Total Assets	$1,694,164	$1,756,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$203,872	$176,874
Accrued compensation and payroll taxes	23,560	65,533
Accrued rent	76,397	77,873
Accrued income and other taxes	5,778	29,155
Unredeemed gift cards and gift certificates	47,194	46,458
Current portion of deferred lease credits	13,293	13,381
Other current liabilities and accrued expenses	45,384	26,628

Total current liabilities	415,478	435,902

Deferred lease credits	59,510	59,571
Non-current accrued income taxes	16,543	19,011
Other non-current liabilities	36,455	20,382

Total non-current liabilities	112,508	98,964

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	573,008	627,065
Accumulated other comprehensive income	12,157	29,297
Retained earnings	1,569,851	1,553,058
Treasury stock	(991,334)	(990,729)

Total stockholders’ equity	1,166,178	1,221,187

Total Liabilities and Stockholders’ Equity	$1,694,164	$1,756,053

Current Ratio	2.22	2.62

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended February 1, 2014	% of Revenue	14 Weeks Ended February 2, 2013	% of Revenue

Total net revenue	$1,041,707	100.0%	$1,117,053	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	735,687	70.6%	657,298	58.8%

Gross profit	306,020	29.4%	459,755	41.2%
Selling, general and administrative expenses	222,191	21.3%	255,251	22.9%
Loss on impairment of assets	25,149	2.4%	34,427	3.1%
Depreciation and amortization	34,703	3.4%	30,116	2.7%

Operating income	23,977	2.3%	139,961	12.5%
Other income, net	35	0.0%	1,446	0.1%

Income before income taxes	24,012	2.3%	141,407	12.6%
Provision for income taxes	13,502	1.3%	46,631	4.1%

Income from continuing operations	10,510	1.0%	94,776	8.5%
Loss from discontinued operations, net of tax	—	0.0%	—	0.0%

Net income	$10,510	1.0%	$94,776	8.5%

Basic income per common share:
Income from continuing operations	$0.05		$0.48
Loss from discontinued operations	—		—

Net income per basic share	$0.05		$0.48

Diluted income per common share:
Income from continuing operations	$0.05		$0.47
Loss from discontinued operations	—		—

Net income per diluted share	$0.05		$0.47

Weighted average common shares outstanding - basic	192,953		196,137
Weighted average common shares outstanding - diluted	194,287		201,376

	GAAP Basis
	52 Weeks Ended February 1, 2014	% of Revenue	53 Weeks Ended February 2, 2013	% of Revenue

Total net revenue	$3,305,802	100.0%	$3,475,802	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,191,803	66.3%	2,085,480	60.0%

Gross profit	1,113,999	33.7%	1,390,322	40.0%
Selling, general and administrative expenses	796,505	24.1%	834,601	24.0%
Loss on impairment of assets	44,465	1.3%	34,869	1.0%
Depreciation and amortization	131,974	4.0%	126,246	3.6%

Operating income	141,055	4.3%	394,606	11.4%
Other income, net	1,022	0.0%	7,432	0.2%

Income before income taxes	142,077	4.3%	402,038	11.6%
Provision for income taxes	59,094	1.8%	137,940	4.0%

Income from continuing operations	82,983	2.5%	264,098	7.6%
Loss from discontinued operations, net of tax	—	0.0%	(31,990)	-0.9%

Net income	$82,983	2.5%	$232,108	6.7%

Basic income per common share:
Income from continuing operations	$0.43		$1.35
Loss from discontinued operations	—		(0.16)

Net income per basic share	$0.43		$1.19

Diluted income per common share:
Income from continuing operations	$0.43		$1.32
Loss from discontinued operations	—		(0.16)

Net income per diluted share	$0.43		$1.16

Weighted average common shares outstanding - basic	192,802		196,211
Weighted average common shares outstanding - diluted	194,475		200,665

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended February 1, 2014
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis	$306,020	$222,191	$34,703	$23,977	$24,012	$0.05

Asset Impairment(1):	—	—	—	(25,149)	(25,149)	(0.08)

Asset Write-offs & Corporate Charges(2):	(26,199)	6,328	4,118	(36,645)	(37,853)	(0.12)

Tax Related(3):	—	—	—	—	—	(0.02)

Non-GAAP Basis	$332,219	$215,863	$30,585	$85,771	$87,014	$0.27

% of Total Net Revenue	31.9%	20.7%	3.0%	8.2%	8.3%

(1)	-	Pre-tax asset impairment for AEO & aerie brand stores.
(2)	-	Pre-tax charges including $24.1M of charges related to fabric and product liabilities and the discontinuation of the AE Performance line, $9.1M of corporate & store asset write-offs, $3.3M of employee severance & related costs and $1.3M for the write-down of the Company’s corporate jet.
(3)	-	International valuation allowance, partially offset by tax benefits from changes in tax reserves.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended February 1, 2014
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis	$1,113,999	$796,505	$131,974	$141,055	$142,077	$0.43

Asset Impairment(1):	—	—	—	(44,465)	(44,465)	(0.14)

Asset Write-offs & Corporate Charges(2):	(28,624)	7,840	11,724	(48,188)	(49,396)	(0.16)

Tax Related(3):	—	—	—	—	—	(0.01)

Non-GAAP Basis	$1,142,623	$788,665	$120,250	$233,708	$235,938	$0.74

% of Total Net Revenue	34.6%	23.9%	3.6%	7.1%	7.2%

(1)	-	Pre-tax asset impairments for AEO & aerie brand stores and Warrendale Distribution Center.
(2)	-	Pre-tax charges including $24.1M of charges related to fabric and product liabilities and the discontinuation of the AE Performance line, $14.3M of corporate & store asset write-offs, $6.3M for the write-down of the Company’s corporate jet and $4.7M of employee severance & related costs.
(3)	-	International valuation allowance, partially offset by tax benefits from changes in tax reserves.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	14 Weeks Ended February 2, 2013
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis	$459,755	$255,251	$30,116	$139,961	$141,407	$0.47

Asset Impairment(1):	—	—	—	(34,427)	(34,427)	(0.11)

Asset Write-offs & Corporate Charges(2):	(893)	2,121	—	(3,014)	(3,014)	(0.01)

Tax Related(3):	—	—	—	—	—	0.04

Non-GAAP Basis	$460,648	$253,130	$30,116	$177,402	$178,848	$0.55

% of Total Net Revenue	41.2%	22.6%	2.7%	15.9%	16.0%

(1)	-	Pre-tax asset impairments for AEO & aerie brand stores.
(2)	-	Pre-tax charges including $2.1M of employee severance & related costs and $0.9M of asset write-offs.
(3)	-	Tax benefits from audit settlements.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	53 Weeks Ended February 2, 2013
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis	$1,390,322	$834,601	$126,246	$394,606	$402,038	$1.32

Asset Impairment(1):	—	—	—	(34,869)	(34,869)	(0.11)

Asset Write-offs & Corporate Charges(2):	(893)	6,046	710	(7,649)	(7,649)	(0.02)

Tax Related(3):	—	—	—	—	—	0.06

Non-GAAP Basis	$1,391,215	$828,555	$125,536	$437,124	$444,556	$1.39

% of Total Net Revenue	40.0%	23.8%	3.6%	12.6%	12.8%

(1)	-	Pre-tax asset impairments for AEO & aerie brand stores.
(2)	-	Pre-tax charges including $6.0M of employee severance & related costs and $1.6M of asset write-offs.
(3)	-	Tax benefits from audit settlements.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2013 (1)	2012 (1)
American Eagle Outfitters, Inc. (3)	-7%	4%

AE Total Brand (3)	-7%	5%
aerie Total Brand (3)	-4%	3%
AEO Direct	8%	25%

	Fiscal Year Comparable Sales
	2013 (2)	2012 (2)
American Eagle Outfitters, Inc. (3)	-6%	9%

AE Total Brand (3)	-7%	9%
aerie Total Brand (3)	-2%	11%
AEO Direct	13%	25%

(1)	Fourth quarter 2013 comp sales are compared to the sales for the 13 weeks ended February 2, 2013. Fourth quarter 2012 comp sales are for the 13 weeks ended February 2, 2013 compared to the 13 weeks ended February 4, 2012.
(2)	Fiscal year 2013 comp sales are compared to the sales for the 52 weeks ended February 2, 2013. Fiscal year 2012 comp sales are for the 52 weeks ended February 2, 2013 compared to the 52 weeks ended February 4, 2012.
(3)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Fourth Quarter 2013	Fiscal Year 2013	Fiscal 2014 Guidance
Consolidated stores at beginning of period	1,064	1,044	1,066
Consolidated stores opened during the period
AE Brand (1)	18	64	40 - 50
Consolidated stores closed during the period
AE Brand	(6)	(13)	(15) - (20)
aerie	(10)	(29)	(25) - (30)

Total consolidated stores at end of period	1,066	1,066	1,056 - 1,076

Stores remodeled and refurbished during the period	4	56	45
Total gross square footage at end of period	6,503,486	6,503,486	Not Provided

International licensed stores at end of period (2)	66	66	106

(1)		Fiscal Year includes 39 outlet store openings and six franchise stores in Hong Kong and China that were acquired by the company in the second quarter of 2013.
(2)	-	International licensed stores are not included in the consolidated store data or the total gross square footage calculation.